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STARWOOD HOTELS & RESORTS WORLDWIDE, INC. APPOINTS AYLWIN LEWIS, CEO OF POTBELLY SANDWICH WORKS, TO
BOARD OF DIRECTORS

STAMFORD, Conn. – January 2, 2013 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today announced the election of Aylwin B. Lewis to the Company’s Board of Directors, effective immediately. Mr. Lewis, 58, is currently the President and Chief Executive Officer of Potbelly Sandwich Works, LLC.

“Aylwin is an established leader in the retail consumer space, with a history of successfully running highly recognizable brands,” said Bruce Duncan, Chairman of Starwood’s Board of Directors. “The combination of Aylwin’s operational experience and his track record of building successful franchises make him an ideal addition to our Board as we continue to build shareholder value, grow Starwood’s footprint and expand its nine leading brands into new markets around the globe.”

Mr. Lewis has served as President and Chief Executive Officer of Potbelly Sandwich Works, LLC since June 2008. Prior to that, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer, after serving in numerous other senior leadership positions within the company, including President, Sears and Kmart Retailing, following Sears’ acquisition of Kmart Corporation in 2005, where Mr. Lewis was then President and Chief Executive Officer. In addition, Mr. Lewis also served in high-ranking positions during his thirteen year career with Yum! Brands, Inc., a franchisor of quick service restaurants including KFC, Pizza Hut and Taco Bell, including Chief Multi-Branding and Operating Officer and Chief Operating Officer.

Mr. Lewis, who also serves on the Board of Directors of the Walt Disney Company, received dual bachelor degrees from the University of Houston in Business Management and English Literature, a master of science degree in Human Resource Management from Houston Baptist University and an M.B.A. from the University of Houston.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,128 properties in nearly 100 countries and 154,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and ElementSM. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

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